UniTek Global Services, Inc. Reports First Quarter 2011 Financial Results
First Quarter Adjusted EBITDA(1)  Increases 9% Year-over-Year to $6.0 Million
First Quarter Revenue(4)  Increases 5% Year-over-Year to $91.8 Million
First Quarter Net Loss Improves 6% to ($7.9) Million
Pinnacle Wireless Acquisition and Debt Refinancing Completed on April 15, 2011
Company Reaffirms Full-Year 2011 Guidance

BLUE BELL, PA, May 17, 2011 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq GM: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, public safety, broadband cable and satellite television industries, today announced financial results for the first quarter ended April 2, 2011. The Company also provided financial guidance for the second quarter of 2011 and an update on its outlook for the full year.

First Quarter 2011 and Recent Business Highlights

•	For the quarter ended April 2, 2011, revenue increased 5% to $91.8 million, compared with $87.8 million in the first quarter of 2010.
•
Adjusted EBITDA(1)  for the quarter ended April 2, 2011 increased 9% to $6.0 million, compared to adjusted EBITDA of $5.5 million for the comparable period in 2010. Net loss for the quarter ended April 2, 2011 improved by $0.5 million, or 6%, to ($7.9) million compared to a loss of ($8.4) million for the quarter ended April 3, 2010.

•	Closed the acquisition of Pinnacle Wireless ("Pinnacle") on April 15, expanding UniTek's presence in the public safety wireless market.
•
Finalized the debt refinancing on April 15, obtaining a $75.0 million revolving line of credit and a $100.0 million term loan facility to refinance existing debt at a reduced effective interest rate, with projected annual cash interest savings of over $3.0 million.

•	Awarded a $37.0 million systems integration project at the World Trade Center Transportation Hub.
•
The Company expects second quarter 2011 Adjusted EBITDA(1)  of $10.0 million on revenue of $112.0 million; reaffirms full-year revenue expectations of $465.0 million to $490.0 million, with projected Adjusted EBITDA(1)  of between $44.0 million and $48.0 million, including the Pinnacle acquisition.

•	Three-year backlog(3) totaled $935.0 million at April 2, 2011.

C. Scott Hisey, UniTek's Chief Executive Officer, commented, “We delivered 9% year-over-year EBITDA growth, despite a challenging first quarter due to the unusually harsh weather in multiple regions. We continue to grow and execute our backlog and believe we remain poised for strong growth in our key Engineering and Construction markets for the remainder of the year. Additionally, we continue to see strong bid activity for fiber projects and expect continued consolidation trends in our Fulfillment business.”

Mr. Hisey added, “The integration of the Pinnacle acquisition is progressing. The combination of our two companies is providing great business development opportunities in the public safety wireless sector, evidenced by our recent $37 million project award at the World Trade Center Transportation Hub. This early success is a testament to our ability to integrate acquisitions effectively by leveraging the UniTek platform and resources. In addition, early in the second quarter, we further improved our financial position through the refinancing of our debt facility, reducing our interest obligations and giving us greater liquidity and flexibility to carry out our organic growth and acquisition strategy.”

Financial Results for the Three Months Ended April 2, 2011
Revenue increased 5% to $91.8 million for the quarter ended April 2, 2011, from $87.8 million for the quarter ended April 3, 2010. Of the revenue gain, approximately $2.4 million was related to growth inthe Fulfillment segment and approximately $1.7 million was generated in the Engineering and Construction segment. Growth in the wireline telecommunication business more than offset the impact of the timing of several large wireless customer projects.

Adjusted EBITDA(1)  increased 9% to $6.0 million for the quarter ended April 2, 2011, compared to $5.5 million for the quarter ended April 3, 2010. The year-over-year increase in adjusted EBITDA was primarily related to higher volume in our Fulfillment segment.

 Net loss for the quarter improved by $0.5 million, or 6%, to ($7.9) million for the quarter ended April 2, 2011, from a net loss of ($8.4) million in the first quarter of 2010. The year-over-year improvement in net loss is primarily attributable to a $0.5 million increase in EBITDA. Lower depreciation and amortization expense, interest expense and transaction related costs were offset by higher stock compensation cost related to the tender offer completed in January 2011. Net loss after certain non-cash adjustments(2)  for the first quarter of 2011 was ($1.2) million, reflecting non-cash stock-based compensation of $2.5 million, non-cash interest expense of $1.4 million and non-cash amortization expense of $2.8 million.

UniTek's three-year backlog(3)  totaled $935.0 million as of April 2, 2011 as compared to $914.0 million as of December 31, 2010 and $843.0 million as of April 3, 2010.

Fiscal 2011 and Second Quarter 2011 Guidance
Based on current expectations for growth in UniTek's primary end markets, organic expansion and growth related to the Pinnacle Acquisition, the Company currently expects full year 2011 revenue to be between $465.0 million and $490.0 million, representing growth of 16% to 22% compared to 2010. The Company expects adjusted EBITDA for 2011 to be between $44.0 million and $48.0 million, with net loss per share from ($0.23) to ($0.48). Net income after certain non-cash adjustments(2) is expected to be between $12.8 million and $16.8 million, or between $0.80 and $1.05 per share. These projections include the effects of the Pinnacle acquisition for three quarters and lower interest expense as a result of the debt refinancing.

For the second quarter of 2011, the Company expects revenue of approximately $112.0 million, with adjusted EBITDA of $10.0 million and net loss per share of ($0.35). Net income after certain non-cash adjustments(2) is expected to be $1.8 million, or $0.12 per share.

Summary of 2011 Estimated Results:
	Quarter Ending	Year Ending
	July 2, 2011	December 31, 2011
	Estimate	Low End Est.	High End Est.
Revenue	$112,000	$465,000	$490,000
Adjusted EBITDA	10,000	44,000	48,000
Net income (loss)	(5,705)	(7,700)	(3,700)
Net income (loss) after certain non-cash adjustments	$1,845	$12,800	$16,800

Note: See accompanying tables for reconciliation of Net income (loss) to Adjusted EBITDA.

Conference Call

Management will host a conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Wednesday, May 18, 2011. Interested parties may access the call by calling 1-877-674-6428 from within the United States, or 1-708-290-1372 if calling internationally and requesting conference call 65471675.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through June 2, 2011 and can be accessed by dialing 1-800-642-1687 (US), or 1-706-645-9291 (international), and entering access ID number 65471675.

The call will also be available as a live, listen-only webcast under the "Events and Presentations" page on the "Investor Relations" Section of the Company's website at http://ir.unitekglobalservices.com/events.cfm. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, public safety, broadband cable and satellite television industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,400 deployed in over 106 locations in the United States and Canada. www.unitekgs.com

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company's revenue mix, the Company's expected backlog completion, the integration of acquisitions, financing arrangements and the Company's expectations for its business units in fiscal year 2011. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company's business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2010. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Footnotes:
(1) Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a key indicator used by our management to evaluate operating performance of our company. While the Adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles ("GAAP") and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted pro forma EBITDA is our EBITDA adding back transaction costs for the merger and including the results of Berliner as if it had occurred at the beginning of the period being presented.

(2) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our company. While the net (loss) after certain non-cash adjustments is not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry. Specifically, (i) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (ii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to the debt structure and (iii) amortization of intangible assets is impacted by the Company's acquisition strategy and timing of acquisitions.

(3) Our three-year backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

(4) In the merger of Berliner and UniTek ("Merger"), UniTek is the accounting acquirer with Berliner the legal acquirer and registrant. Upon the completion of the merger, Berliner changed its fiscal year end from June 30 to December 31. Berliner filed a Transition Report on Form 10-K on March 31, 2010 for the six-month period ended December 31, 2009. As the accounting acquirer, UniTek's historical results are presented for comparison purposes with results of Berliner included in our

Contact Information

The Piacente Group | Investor Relations
Brandi Floberg | Lee Roth
(212) 481-2050
unitek@tpg-ir.com

Tables follow:

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands, except for per share information) (unaudited)
	Quarter Ended		Pro Forma Quarter Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010

Net loss	$(7,875)	$(8,440)	$(7,875)	$(7,000)
Berliner pro forma net loss (1)	-	-	-	(1,009)
Non-cash stock based compensation	2,511	399	2,511	424
Non-cash interest expense	1,390	1,454	1,390	1,454
Non-cash amortization	2,807	4,012	2,807	4,120
Net income (loss) after certain non-cash adjustments	$(1,167)	$(2,575)	$(1,167)	$(2,011)

(Income) Loss from discontinued operations	-	352	-	352
Income tax expense	512	69	512	69
Cash interest expense	3,083	3,718	3,083	3,825
Other income, non cash	(29)	-	(29)	-
Depreciation	3,566	2,541	3,566	2,541
Merger transaction costs	-	1,440	-	-
Adjusted EBITDA/Adjusted pro forma EBITDA	$5,965	$5,545	$5,965	$4,776

(1)	Berliner pro forma net loss includes additional interest and amortization resulting from the Merger as if the Merger had occurred at the beginning of the periods presented.

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands, except for per share amounts) (unaudited)
	Quarter Ending July 2, 2011	Year Ending December 31, 2011

	Estimate	Low End	High End

Revenue	$112,000	$465,000	$490,000
Adjusted EBITDA reconciliation:
Net loss	(5,705)	(7,700)	(3,700)
Non-cash stock based compensation	700	4,600	4,600
Non-cash interest expense	3,850	5,800	5,800
Non-cash amortization	3,000	10,100	10,100

Net income after certain non-cash adjustments	$1,845	$12,800	$16,800
Income tax expense	1,205	4,200	4,200
Cash interest expense	2,800	11,000	11,000
Depreciation	4,150	16,000	16,000
Adjusted EBITDA	$10,000	$44,000	$48,000

Earnings per share:
Net (loss) income per share	$(0.35)	$(0.48)	$(0.23)
Net income (loss) per share after certain non-cash adjustments	$0.12	$0.80	$1.05

Weighted average shares of common stock outstanding	16,079	15,989	15,989

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)

	(Unaudited)	December 31,
	April 2, 2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,857	$17,716
Accounts receivable and unbilled revenue, net of allowances	65,162	66,525
Inventories	9,782	10,374
Prepaid expenses and other current assets	5,239	3,820
Total current assets	92,040	98,435
Property and equipment, net	28,619	29,346
Amortizable intangible assets, net	13,959	16,570
Goodwill	146,664	146,547
Deferred tax assets, net	341	223
Other assets	4,508	4,933
Total assets	$286,131	$296,054

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$25,712	$29,604
Accrued liabilities	29,436	31,134
Current portion of long-term debt	2,940	2,940
Current income taxes	102	123
Current portion of capital lease obligations	7,642	7,681
Total current liabilities	65,832	71,482

Long-term debt, net of current portion	97,084	96,462
Long-term capital lease obligations, net of current portion	10,553	10,833
Deferred income taxes	2,495	1,845
Other long-term liabilities	3,265	3,225
Total liabilities	179,229	183,847

STOCKHOLDERS' EQUITY
Preferred Stock	-	-
Common Stock	-	-
Additional paid-in capital	239,519	237,009
Accumulated other comprehensive income	224	164
Accumulated deficit	(132,841)	(124,966)
Total stockholders' equity	106,902	112,207
Total liabilities and stockholders' equity	$286,131	$296,054

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share amounts) (Unaudited)

	Quarter Ended
	April 2, 2011	April 3, 2010

Revenues	$91,848	$87,799
Costs of revenues	77,526	74,709
Gross profit	14,322	13,090

Selling, general and administrative expenses	10,868	9,384
Depreciation and amortization	6,373	6,553
Operating loss	(2,919)	(2,847)

Interest expense	4,473	5,172
Other income, net	(29)	-
Loss from continuing operations before income taxes	(7,363)	(8,019)
Income tax benefit (expense)	(512)	(69)
Loss from continuing operations	(7,875)	(8,088)

(Loss) income from discontinued operations	-	(352)
Net loss	$(7,875)	$(8,440)

Net income (loss) per share – basic and diluted:
Continuing operations	$(0.52)	$(3.53)
Discontinued operations	-	(0.15)
Net loss	$(0.52)	$(3.68)

Weighted average shares of common stock outstanding:
Basic and diluted	15,154	2,296